Exhibit 99.1
TESORO LOGISTICS LP REPORTS SECOND QUARTER 2016 RESULTS

•	Net earnings increased 24% from prior year to $83 million; EBITDA increased 15% to $172 million

•	Net cash from operating activities increased 40% to $91 million; distributable cash flow increased 42% to $126 million

•	Crude oil gathering volumes increased 11% to 208 Mbpd; Terminalling volumes increased 9% to 994 Mbpd

•	Raised quarterly distribution 17% to $0.842 per limited partner unit

•	Acquired Alaska Storage and Terminalling Assets from Tesoro on July 1

•	Successful debt and equity offerings raised approximately $1 billion during the quarter

SAN ANTONIO - August 3, 2016 - Tesoro Logistics LP (NYSE:TLLP) today reported second quarter 2016 net earnings of $83 million, or $0.48 per diluted common limited partner unit compared to net earnings of $67 million, or $0.60 per diluted common limited partner unit in the second quarter 2015, an increase of $16 million. EBITDA for the second quarter was $172 million, an increase of $23 million from the second quarter 2015.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
($ in millions)		(Includes Predecessor)		(Includes Predecessor)
Operating Income
Gathering	$36	$45	$76	$79
Processing	27	24	56	48
Terminalling and Transportation	75	50	144	108
Total Segment Operating Income	$138	$119	$276	$235
Net Earnings	$83	$67	$175	$137

Segment EBITDA (a)
Gathering	$53	$63	$118	$117
Processing	39	35	79	70
Terminalling and Transportation	93	66	180	140
Total Segment EBITDA (a)	$185	$164	$377	$327
EBITDA (a)	$172	$149	$352	$300

Net cash from operating activities	$91	$65	$252	$213
Distributable Cash Flow (a)	$126	$89	$268	$201
Pro Forma Distributable Cash Flow (a) (b)	$126	$108	$268	$237

Total Distributions to be Paid	$123	$81	$231	$151
Distribution Coverage Ratio (c)	1.02x	1.10x	1.16x	1.33x
Pro Forma Distribution Coverage Ratio (b) (c)	1.02x	1.33x	1.16x	1.57x

(a)
For more information on EBITDA, Segment EBITDA, Distributable Cash Flow and Pro Forma Distributable Cash Flow, see “Reconciliation of Amounts Reported under U.S. GAAP” and “Segment Reconciliation of Amounts Reported under U.S. GAAP”.

(b)
Reflects the adjustment to include the noncontrolling interest in QEP Midstream Partners, LP (“QEPM”) as controlling interest based on the pro forma assumption that the merger of QEPM with TLLP occurred on January 1, 2015.

(c)
The Distribution Coverage Ratio is calculated as Distributable Cash Flow divided by total distributions to be paid for the respective periods. The Pro Forma Distribution Coverage Ratio is calculated as Pro Forma Distributable Cash Flow divided by total distributions to be paid for the respective periods.

Tesoro Logistics LP |1

“TLLP’s strategy is to grow unitholder value through organic growth, strategic acquisitions and acquisitions from Tesoro. TLLP remains committed to achieving its target of $650 million of annual net earnings and $1 billion of annual EBITDA in 2017,” said Greg Goff, Chairman and Chief Executive Officer of TLLP’s general partner. “We continue to make significant progress on our strategy to grow the business. During the quarter, we began organic expansion projects at several of our products terminals. On July 1, 2016, we agreed to acquire certain assets from Tesoro in Alaska. Additionally, we completed offerings of over $1 billion of capital to support TLLP’s future growth, which demonstrates our ability to readily access the capital markets.”

TLLP previously provided adjusted EBITDA, adjusted distributable cash flow and certain other metrics including special adjustments for unusual items impacting its quarterly results. The Company decided to limit its disclosures of non-GAAP financial measures to EBITDA (which has been revised to include predecessor results), Segment EBITDA, distributable cash flow and pro forma distributable cash flow including applicable distributable cash flow ratios. The Company also adjusted the presentation of certain items to conform to recent guidance regarding non-GAAP measures. TLLP will continue to highlight significant items impacting quarterly results in its earnings releases and quarterly SEC filings to facilitate analysis of its results.

Net cash from operating activities was $91 million, up $26 million, or 40%, during 2016 compared to 2015. Distributable cash flow for the second quarter was $126 million, up $37 million, or 42%, from the second quarter 2015. On July 20, 2016, the Company announced its quarterly cash distribution of $0.842 per limited partner unit or $3.368 on an annualized basis. The declared distribution represents a 17% increase over the second quarter 2015 distribution of $0.7225 per limited partner unit paid in August 2015. This also represents the 21st consecutive quarterly increase of approximately 4% or more. The distribution coverage ratio was 1.02 times for the quarter.

SEGMENT RESULTS
GATHERING. The Gathering segment generated $82 million of revenue in the second quarter, a decrease of $7 million from the second quarter 2015, primarily due to revenues recognized for historical minimum volume commitments in 2015. On a year-over-year basis, crude oil gathering volumes grew by 21 Mbpd to 208 Mbpd due to higher takeaway pipeline demand in North Dakota. Natural gas gathering volumes were 854 thousand MMBtu per day in the second quarter 2016 compared to 1,071 thousand MMBtu per day in 2015. The second quarter of 2015 included 146 thousand MMBtu per day of third-party throughput attributable to the Rendezvous Gas Services, L.L.C (“RGS”) joint venture prior to its deconsolidation. Additionally, natural gas gathering volumes contracted due to reduced drilling and completions in the lower commodity price environment. Segment operating income for the second quarter 2016 decreased $9 million to $36 million. Segment EBITDA totaled $53 million in the second quarter, a decrease of $10 million from the second quarter 2015. The decrease primarily reflects the historical minimum volume commitment revenues recognized in last year’s quarter and the exclusion of RGS from the 2016 quarter’s results.

PROCESSING. The Processing segment generated $68 million of revenue in the second quarter, up $1 million from $67 million in the second quarter 2015. NGL processing volumes were 7.4 Mbpd compared 7.8 Mbpd compared to a year ago and fee-based processing volumes were 645 thousand MMBtu per day compared to 768 thousand MMBtu per day a year ago due to reduced production. Segment operating income increased $3 million to $27 million. Segment EBITDA for the Processing segment totaled $39 million in the second quarter, an increase of $4 million from the second quarter 2015, primarily due to reductions in operating expenses and increases in minimum volume commitment revenue.

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TERMINALLING AND TRANSPORTATION. The Terminalling and Transportation segment generated $143 million of revenue in the second quarter, up 20% from $119 million in the second quarter 2015. Terminalling volumes increased to 994 Mbpd from 913 Mbpd a year ago and Transportation pipeline volumes increased to 867 Mbpd from 801 Mbpd a year ago. Volume growth can be attributed to higher refinery throughput this year, as well as optimization and organic growth relating to the Northwest Products System, the Anacortes product terminal, and the Salt Lake City crude oil terminal. Segment operating income totaled $75 million, up 50% from second quarter 2015. Segment EBITDA totaled $93 million in the second quarter, up 41% from $66 million in the second quarter 2015. The year-over-year increase in revenue, segment operating income and segment EBITDA is attributable to optimization, organic growth and the acquisition of the Los Angeles Storage and Pipeline Assets in the fourth quarter 2015.

CAPITAL EXPENDITURES
Net capital expenditures for the second quarter totaled $35 million, reflecting $31 million of growth capital, and net spending of $4 million for maintenance capital.

STRATEGIC UPDATE
TLLP remains committed to growing the business and achieving its target of $650 million of annual net earnings and $1 billion in annual EBITDA by 2017. The Company expects to reach this goal through organic growth, strategic acquisitions and acquisitions from Tesoro Corporation (NYSE:TSO). During the quarter, TLLP made progress on several organic expansion projects, including the High Plains Pipeline, Uinta Compression, and several product terminal expansions. Additionally, on July 1, 2016, TLLP agreed to acquire storage and terminalling assets in Alaska from Tesoro.

On May 9, 2016, TLLP completed a registered offering of $250 million of 6.125% Senior Notes due 2021 and $450 million of 6.375% Senior Notes due 2024. The proceeds of the offering of the 2021 notes were used to repay amounts outstanding under our dropdown credit facility and the proceeds of the offering of the 2024 notes to repay amounts outstanding under our revolving credit facility and for general partnership purposes.

Additionally, on June 10, 2016, TLLP closed a registered public offering of 6,325,000 common units representing limited partner interests at a public offering price of $47.13 per unit. The net proceeds of $293 million are expected to be used for general partnership purposes, which may include future acquisitions, capital expenditures and additions to working capital.

On July 1, 2016, TLLP agreed to acquire storage and terminalling assets in Alaska from Tesoro for a total consideration of $444 million. The Alaska Storage and Terminalling Assets include crude oil, feedstock and refined product storage tanks in Kenai, Alaska and refined product terminals in Anchorage and Fairbanks. The first phase, the storage portion of the acquisition, closed on July 1, 2016 for a total consideration of $266 million. The second phase, the acquisition of the Anchorage and Fairbanks terminals, is expected to close in the third quarter once the Consent Decree with the State of Alaska becomes effective. Total consideration for the second closing is expected to be $178 million. The Consent Decree is related to Tesoro's acquisition of certain Flint Hills Resources Alaska assets, which closed on June 20, 2016. As a condition of the Consent Decree, TLLP may be required to sell certain terminalling assets in the Anchorage area, which is not expected to have a material impact on the Company’s revenues or earnings. The combined assets are expected to provide annual net earnings of $36 million and annual EBITDA of $51 million.

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OUTLOOK
The Company continues to expect full year 2016 net earnings of $370 to $395 million and EBITDA of $720 to $745 million before considering completed or anticipated drop down opportunities. TLLP continues to target 17% annual distribution growth in 2016 while maintaining annual distribution coverage of at least 1.1 times. The Company expects that Tesoro will offer crude oil and refined product storage and marine assets in Martinez, CA in the second half of 2016, which we expect to add an estimated $16 to $36 million of annual net earnings and $40 to $60 million of annual EBITDA. Consequently, TLLP expects that Tesoro will offer the previously announced Great Northern Midstream assets for acquisition at a later date.

PUBLIC INVITED TO LISTEN TO ANALYST CONFERENCE CALL
At 11:00 a.m. CT tomorrow morning, TLLP will live broadcast its conference call with analysts regarding second quarter 2016 and other business matters. Interested parties may listen to the live conference call over the Internet by logging on to http://www.tesorologistics.com.

ABOUT TESORO LOGISTICS LP
Tesoro Logistics LP is a leading full-service logistics company operating primarily in the western and mid-continent regions of the United States. TLLP owns and operates a network of crude oil, refined products and natural gas pipelines. TLLP also owns and operates crude oil and refined products truck terminals, marine terminals and dedicated storage facilities. In addition, TLLP owns and operates natural gas processing and fractionation complexes. TLLP is a fee-based, growth oriented Delaware limited partnership formed by Tesoro Corporation and is headquartered in San Antonio, Texas.

This earnings release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our ability to grow unitholder value through organic growth, strategic acquisitions and acquisitions from Tesoro; the anticipated use of proceeds from capital markets transactions to fund growth; our continued ability to readily access the capital markets; our ability to achieve our targets of $650 million of annual net earnings and $1 billion in annual EBITDA by 2017 through organic growth, strategic acquisitions and drop downs from Tesoro; expectations that the Alaska storage and terminalling assets will strengthen our ability to serve our customers in Alaska and deliver continued earnings growth for our unitholders; expectations regarding the closing of the second portion of the Alaska terminalling assets, including timing and total consideration; expectations regarding net earnings and annual EBITDA from the storage and terminalling assets acquired, or to be acquired, in Alaska from Tesoro; expectations for full year 2016 net earnings and EBITDA; expectations regarding our ability to deliver our target 17% annual distribution growth while maintaining annual distribution coverage of at least 1.1 times; the anticipated offer of assets from Tesoro and the benefits (including earnings and EBITDA expectations) and timing for any such acquisitions; and guidance regarding throughput volume expectations, capital expenditures and reimbursements for the third quarter of 2016. For more information concerning factors that could affect these statements see our annual report on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

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TESORO LOGISTICS LP
THIRD QUARTER 2016 GUIDANCE (Unaudited)

Throughput
Gathering
Crude oil gathering pipeline (Mbpd)	195 - 215
Crude oil gathering trucking (Mbpd)	25 - 35
Natural gas gathering (thousands of MMBtu/d)	860 - 900

Processing
NGL processing (Mbpd)	7.4 - 7.9
Fee-based processing (thousands of MMBtu/d)	600 - 700

Terminalling and Transportation
Terminalling (Mbpd)	955 - 1,005
Pipeline transportation (Mbpd)	825 - 875

TESORO LOGISTICS LP
2016 CAPITAL OUTLOOK (Unaudited) (In millions)

2016 Capital Expenditures Outlook
Capital Expenditures
Growth	$200
Maintenance	70
Total Capital Expenditures	$270

Capital Expenditures, net of reimbursements
Growth	$200
Maintenance	40
Total Capital Expenditures	$240

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ITEMS IMPACTING COMPARABILITY

The Partnership’s future results of operations may not be comparable to the historical results of operations of the acquired assets from Tesoro (“Predecessor”) for the reasons described below.

On November 12, 2015, the Partnership purchased crude oil and refined product storage and pipeline assets in Los Angeles, California (the "LA Storage and Handling Assets") owned by subsidiaries of Tesoro Corporation, for a total consideration of $500 million. The Partnership acquired 97 crude oil, feedstock, and refined product storage tanks with combined capacity of 6.6 million barrels and a 50% interest in a 16-mile pipeline that transports jet fuel from Tesoro’s Los Angeles refinery to the Los Angeles International Airport. The acquisition price of $500 million included cash of approximately $250 million and the issuance of common and general partner units to Tesoro, valued at approximately $250 million.

We have a 78% interest in Rendezvous Gas Services, L.L.C. (“RGS”), which owns and operates the infrastructure that transports gas from certain fields to several re-delivery points in southwestern Wyoming, including natural gas processing facilities that are owned by us or a third party. Prior to 2016, we consolidated RGS; however, upon performing the required reassessments in conjunction with our adoption of ASU 2015-02 as of January 1, 2016, we determined RGS represents a variable interest entity to us for which we are not the primary beneficiary resulting in the deconsolidation of RGS and the reporting of RGS as an equity method investment. We recognized an increase of $295 million to equity method investments as of January 1, 2016 as a result of the deconsolidation in addition to a cumulative effect reduction to opening equity of $2 million related to the difference in earnings under the equity method of accounting in prior periods.

Our financial information includes the historical results of our Predecessor and the results of TLLP for all periods presented. The financial statements of our Predecessor have been prepared from the separate records maintained by Tesoro and may not necessarily be indicative of the conditions that would have existed or the results of operations if our Predecessor had been operated as an unaffiliated entity.

NON-GAAP MEASURES

Our management uses certain performance and liquidity non-GAAP measures to analyze operating segment performance. Our management also uses additional measures that are known as “non-GAAP” financial measures in its evaluation of past performance and prospects for the future to supplement our financial information presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These measures are important factors in assessing our operating results and profitability and include the following:

•	Financial non-GAAP measures:

◦	U.S. GAAP-based net earnings before interest, income taxes, and depreciation and amortization expense (“EBITDA”); and

◦
Segment EBITDA is defined as a segment’s U.S. GAAP-based operating income before depreciation and amortization expense plus equity in earnings (loss) of equity method investments and other income (expense), net.

•	Liquidity non-GAAP measures:

◦
Distributable Cash Flow is derived from our U.S. GAAP-based net cash flow from operating activities plus or minus changes in working capital, amounts determined to be “special items” by our management based on their relative significance to cash flow in a certain period, amounts spent on maintenance capital net of reimbursements and other adjustments not expected to settle in cash;

◦
Pro Forma Distributable Cash Flow is Distributable Cash Flow plus or minus adjustments for the acquisition of noncontrolling interest in connection with that the merger of QEPM with TLLP completed in July 2015;

◦	Distribution Coverage Ratio is calculated as Distributable Cash Flow divided by total distributions; and

◦	Pro Forma Distribution Coverage Ratio is calculated as Pro Forma Distributable Cash Flow divided by total distributions.

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We present the performance and liquidity measures defined above because investors, analysts, lenders and ratings agencies may use these measures to help analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to the following:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

In addition, these measures are used by management to assess internal performance. We believe these measures, when supplemental to information presented under U.S. GAAP, may provide meaningful information to the users of our financial statements. Each of the performance and liquidity measures should not be used in isolation from their comparable U.S. GAAP measure and thus should not be considered as alternatives to any U.S. GAAP measure. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings, operating income and net cash from operating activities.

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TESORO LOGISTICS LP
RESULTS OF OPERATIONS (Unaudited) (In millions, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
		(Includes Predecessor)		(Includes Predecessor)
Revenues
Gathering	$82	$89	$173	$166
Processing	68	67	139	134
Terminalling and Transportation	143	119	281	238
Total Revenues	293	275	593	538
Costs and Expenses
Operating and maintenance expenses (a)	102	99	207	189
General and administrative expenses	22	28	46	53
Depreciation and amortization expenses	44	44	88	88
Net gain on asset disposals and impairments	—	—	1	—
Total Costs and Expenses	168	171	342	330
Operating Income	125	104	251	208
Interest and financing costs, net	(45)	(38)	(89)	(75)
Equity in earnings of unconsolidated affiliates	3	1	7	4
Other income, net (b)	—	—	6	—
Net Earnings	$83	$67	$175	$137

Loss attributable to Predecessors	—	5	—	9
Net earnings attributable to noncontrolling interest	—	(6)	—	(16)
Net Earnings Attributable to Partners	83	66	175	130
General partner’s interest in net earnings, including incentive distribution rights	(36)	(17)	(68)	(31)
Limited Partners’ Interest in Net Earnings	$47	$49	$107	$99

Net Earnings per Limited Partner Unit:
Common - basic	$0.48	$0.60	$1.12	$1.23
Common - diluted	$0.48	$0.60	$1.12	$1.23

Weighted Average Limited Partner Units Outstanding:
Common units - basic	95.2	80.7	94.4	80.5
Common units - diluted	95.2	80.8	94.4	80.6

Cash Distributions per Unit Paid During Period (c)	$0.8100	$0.6950	$1.5900	$1.3625

(a)
Operating and maintenance expenses include net imbalance settlement gains of $2 million for both the three months ended June 30, 2016 and 2015, and $3 million and $4 million for the six months ended June 30, 2016 and 2015, respectively. Also includes reimbursements primarily related to pressure testing and repairs and maintenance costs pursuant to the Amended Omnibus Agreement of $3 million and $9 million for the three months ended June 30, 2016 and 2015, respectively, and $9 million and $15 million for the six months ended June 30, 2016 and 2015, respectively.

(b)	Includes gain recognized on settlement of the Questar Gas Company litigation, which closed the dispute on the annual calculation of the natural gas gathering rate.

(c)	On July 20, 2016, we declared a quarterly cash distribution of $0.842 per limited partner unit for the second quarter of 2016.

TESORO LOGISTICS LP
SELECTED OPERATING SEGMENT DATA (Unaudited) (In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Earnings Before Income Taxes
Gathering	$36	$45	$76	$79
Processing	27	24	56	48
Terminalling and Transportation	75	50	144	108
Total Segment Operating Income	138	119	276	235
Unallocated general and administrative expenses	(13)	(15)	(25)	(27)
Operating Income	125	104	251	208
Interest and financing costs, net	(45)	(38)	(89)	(75)
Equity in earnings of unconsolidated affiliates	3	1	7	4
Other income, net	—	—	6	—
Earnings Before Income Taxes	$83	$67	$175	$137
Depreciation and Amortization Expense
Gathering	$14	$17	$29	$34
Processing	12	11	23	22
Terminalling and Transportation	18	16	36	32
Total Depreciation and Amortization Expense	$44	$44	$88	$88
Segment EBITDA
Gathering	$53	$63	$118	$117
Processing	39	35	79	70
Terminalling and Transportation	93	66	180	140
Total Segment EBITDA	$185	$164	$377	$327
Capital Expenditures
Gathering	$21	$54	$46	$105
Processing	8	4	13	5
Terminalling and Transportation	13	19	24	34
Total Capital Expenditures	$42	$77	$83	$144

8 | Tesoro Logistics LP

TESORO LOGISTICS LP
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Unaudited) (In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
		(Includes Predecessor)		(Includes Predecessor)
Reconciliation of Net Earnings to EBITDA:
Net earnings	$83	$67	$175	$137
Depreciation and amortization expenses	44	44	88	88
Interest and financing costs, net of capitalized interest	45	38	89	75
EBITDA	$172	$149	$352	$300

Reconciliation of Net Cash from Operating Activities to Distributable Cash Flow and Pro Forma Distributable Cash Flow:
Net cash from operating activities (d)	$91	$65	$252	$213
Changes in assets and liabilities	42	53	31	21
Predecessor impact	—	5	—	11
Maintenance capital expenditures (e)	(14)	(15)	(24)	(25)
Reimbursement for maintenance capital expenditures (e)	10	2	14	3
Net earnings attributable to noncontrolling interest (f)	—	(6)	—	(16)
Other adjustments for noncontrolling interest (f)	—	(12)	—	(20)
Adjustments for unconsolidated affiliates (g)	(3)	(3)	(3)	(1)
Other (h)	—	—	(2)	15
Distributable Cash Flow	126	89	268	201
Pro forma adjustment for acquisition of noncontrolling interest (i)	—	19	—	36
Pro Forma Distributable Cash Flow	$126	$108	$268	$237

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Distributions to the partners of TLLP
Limited partner’s distributions on common units	$85	$64	$161	$120
General partner’s distributions	2	2	4	3
General partner’s incentive distribution rights	36	15	66	28
Total Distributions to be Paid	$123	$81	$231	$151

Distribution Coverage Ratio (j)	1.02x	1.10x	1.16x	1.33x
Pro Forma Distribution Coverage Ratio (j)	1.02x	1.33x	1.16x	1.57x

(d)
During the second quarter of 2016, we revised our reconciliation of distributable cash flow and pro forma distributable cash flow by reconciling the liquidity measure from net cash from operating activities. There were no impacts to previously reported amounts as a result of this methodology change.

(e)
We exclude maintenance capital expenditures including tank restoration costs and expenditures required to ensure the safety, reliability, integrity and regulatory compliance of our assets with an offset for any reimbursements received for such expenditures.

(f)
Prior to 2016 for noncontrolling interests associated with QEPM and Rendezvous Gas Services, L.L.C. (“RGS”), we excluded earnings along with other adjustments to reflect gross cash available for distribution net of noncontrolling interest impacts.

(g)
We adjust net cash from operating activities to reflect cash distributions received from unconsolidated affiliates attributed to the period reported for the purposes of calculating distributable cash flow.

(h)
Other includes items that had a non-cash impact on our operations and should not be considered in distributable cash flow. Non-cash items for the six months ended June 30, 2016 and 2015 include primarily the exclusion of the non-cash gain of $6 million recognized relating the settlement of the Questar Gas Company litigation as discussed in Note 6 to our condensed combined consolidated financial statements and the inclusion of $13 million for acquired deficiency revenue billings to customers in 2015.

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(i)	Reflects the adjustment to include the noncontrolling interest in QEPM as controlling interest based on the pro forma assumption that the merger of QEPM with TLLP occurred on January 1, 2015.

(j)
The Distribution Coverage Ratio is calculated as Distributable Cash Flow divided by total distributions to be paid for the respective periods. The Pro Forma Distribution Coverage Ratio is calculated as Pro Forma Distributable Cash Flow divided by total distributions to be paid for the respective periods.

TESORO LOGISTICS LP
SEGMENT RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Unaudited) (In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Reconciliation of Gathering Segment Operating Income to Segment EBITDA:
Gathering segment operating income	$36	$45	$76	$79
Depreciation and amortization expenses	14	17	29	34
Equity in earnings of unconsolidated affiliates	3	1	7	4
Other income, net (b)	—	—	6	—
Gathering Segment EBITDA	$53	$63	$118	$117

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Reconciliation of Processing Segment Operating Income to Segment EBITDA:
Processing segment operating income	$27	$24	$56	$48
Depreciation and amortization expenses	12	11	23	22
Processing Segment EBITDA	$39	$35	$79	$70

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
		(Includes Predecessor)		(Includes Predecessor)
Reconciliation of Terminalling and Transportation Segment Operating Income to Segment EBITDA:
Terminalling and Transportation segment operating income	$75	$50	$144	$108
Depreciation and amortization expenses	18	16	36	32
Terminalling and Transportation Segment EBITDA	$93	$66	$180	$140

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TESORO LOGISTICS LP
SELECTED OPERATING SEGMENT DATA (Unaudited)
(In millions, except volumes, revenue per barrel and revenue per MMBtu)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Gathering Segment
Revenues
Gas gathering revenues	$40	$46	$83	$82
Crude oil gathering pipeline revenues	32	30	$67	$57
Crude oil gathering trucking revenues	9	13	18	27
Other revenues	1	—	5	—
Total Revenues	82	89	173	166
Costs and Expenses
Operating and maintenance expenses (k)	30	24	62	47
General and administrative expenses	2	3	5	6
Depreciation and amortization expenses	14	17	29	34
Loss on asset disposals and impairments	—	—	1	—
Total Costs and Expenses	46	44	97	87
Gathering Segment Operating Income	$36	$45	$76	$79
Volumes
Gas gathering throughput (thousands of MMBtu/d) (k)	854	1,071	878	1,046
Average gas gathering revenue per MMBtu (k) (l)	$0.51	$0.48	0.52	0.43
Crude oil gathering pipeline throughput (Mbpd)	208	187	212	173
Average crude oil gathering pipeline revenue per barrel (l)	$1.72	$1.71	$1.74	$1.80
Crude oil gathering trucking volume (Mbpd)	30	45	29	46
Average crude oil gathering trucking revenue per barrel (l)	$3.30	$3.32	$3.27	$3.28

(k)
Prior to the deconsolidation of RGS as of January 1, 2016, fees paid by us to RGS were eliminated upon consolidation and third-party transactions, including revenue and throughput volumes, were included in our results of operations. Third party volumes associated with RGS, included in gas gathering volume for the three and six months ended June 30, 2015, were both 146 thousand MMBtu/d and reduced our average gas gathering revenue per MMBtu by $0.05 for both periods.

(l)
Management uses average revenue per barrel, average revenue per MMBtu and average keep-whole fee per barrel of NGLs to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate these measures; other companies may calculate these in different ways. We calculate average revenue per barrel as revenue divided by total throughput (barrels). We calculate average revenue per MMBtu as revenue divided by total volume (MMBtu). We calculate average keep-whole fee per barrel as revenue divided by total volume (barrels).

Tesoro Logistics LP |11

TESORO LOGISTICS LP
SELECTED OPERATING SEGMENT DATA (Unaudited)
(In millions, except volumes, revenue per barrel and revenue per MMBtu)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
		(Includes Predecessor)		(Includes Predecessor)
Processing Segment
Revenues
NGL processing revenues	$25	$25	$51	$45
Fee-based processing revenues	25	24	51	53
Other processing revenues	18	18	37	36
Total Revenues	68	67	139	134
Costs and Expenses
Operating and maintenance expenses	29	30	60	60
General and administrative expenses	—	2	—	4
Depreciation and amortization expenses	12	11	23	22
Total Costs and Expenses	41	43	83	86
Processing Segment Operating Income	$27	$24	$56	$48
Volumes
NGL processing throughput (Mbpd)	7.4	7.8	7.8	7.4
Average “keep-whole” fee per barrel of NGLs (l)	$36.60	$35.14	$35.81	$33.60
Fee-based processing throughput (thousands of MMBtu/d)	645	768	660	729
Average fee-based processing revenue per MMBtu (l)	$0.43	$0.36	$0.43	$0.40

Terminalling and Transportation Segment
Revenues
Terminalling revenues	$112	$92	$220	$182
Pipeline transportation revenues	31	27	61	56
Total Revenues	143	119	281	238
Costs and Expenses
Operating and maintenance expenses	43	45	85	82
General and administrative expenses	7	8	16	16
Depreciation and amortization expenses	18	16	36	32
Total Costs and Expenses	68	69	137	130
Terminalling and Transportation Segment Operating Income	$75	$50	$144	$108
Volumes
Terminalling throughput (Mbpd)	994	913	950	916
Average terminalling revenue per barrel (l)	$1.24	$1.10	$1.27	$1.10
Pipeline transportation throughput (Mbpd)	867	801	845	810
Average pipeline transportation revenue per barrel (l)	$0.40	$0.38	$0.40	$0.38

Tesoro Logistics LP |12

TESORO LOGISTICS LP
SELECTED FINANCIAL DATA (Unaudited) (In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
		(Includes Predecessor)		(Includes Predecessor)
Capital Expenditures (m)
Growth	$31	$62	$63	$119
Maintenance	11	15	20	25
Total Capital Expenditures	$42	$77	$83	$144

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
		(Includes Predecessor)		(Includes Predecessor)
Capital Expenditures, net of reimbursements (m)
Growth	$31	$57	$62	$110
Maintenance	4	13	10	22
Total Capital Expenditures	$35	$70	$72	$132

(m)
Total capital expenditures for the six months ended June 30, 2015 includes spending related to the Predecessor prior to each respective acquisition date. These expenditures were primarily for maintenance capital projects and totaled $1 million for the six months ended June 30, 2015.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
		(Includes Predecessor)		(Includes Predecessor)
General and Administrative Expenses
Gathering	$2	$3	$5	$6
Processing	—	2	—	4
Terminalling and Transportation	7	8	16	16
Unallocated	13	15	25	27
Total General and Administrative Expenses	$22	$28	$46	$53

Tesoro Logistics LP |13

TESORO LOGISTICS LP
BALANCE SHEET DATA (Unaudited) (In millions)

	June 30, 2016	December 31, 2015
Cash and cash equivalents	$682	$16
Debt, net of current maturities and unamortized issuance costs (n)	3,218	2,844

(n)
Total debt, net of unamortized issuance costs, includes $305 million of borrowings outstanding under our revolving credit facility as of December 31, 2015. There were no borrowings outstanding under our revolving credit facility as of June 30, 2016. In addition, total debt, net of unamortized issuance costs, includes $239 million of borrowings outstanding under our dropdown credit facility as of June 30, 2016.

TESORO LOGISTICS LP
COMPONENTS OF CASH FLOWS (Unaudited) (in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cash Flows From (Used In):
Operating Activities	$91	$65	$252	$213
Investing Activities	(39)	(85)	(97)	(169)
Financing Activities	626	17	511	(50)
Increase (Decrease) in Cash and Cash Equivalents	$678	$(3)	$666	$(6)

TESORO LOGISTICS LP
RECONCILIATION OF EBITDA TO AMOUNTS UNDER U.S. GAAP (Unaudited) (In millions)

	Expected Annual EBITDA Contribution
	FHR Alaska Assets Dropdown	Martinez Assets Dropdown
Reconciliation of Projected Net Earnings to Projected Annual EBITDA:
Projected net earnings	$36	$ 16 - 36
Add: Depreciation and amortization expenses	4	13
Add: Interest and financing costs, net	11	11
Expected Annual EBITDA	$51	$ 40 - 60

2016 Expected Annual EBITDA
Reconciliation of Projected Net Earnings to Projected EBITDA:
Projected net earnings	$ 370 - 395
Add: Depreciation and amortization expenses	175
Add: Interest and financing costs, net	175
Projected Annual EBITDA	$ 720 - 745

2017 Expected Annual EBITDA
Reconciliation of Projected Net Earnings to Projected Annual EBITDA:
Projected net earnings	$650
Add: Depreciation and amortization expenses	175
Add: Interest and financing costs, net	175
Projected Annual EBITDA	$1,000

14 | Tesoro Logistics LP

TESORO LOGISTICS LP
RECONCILIATION OF DISTRIBUTABLE CASH FLOW TO AMOUNTS UNDER U.S. GAAP (Unaudited) (In millions)

	Three Months Ended				Trailing Twelve Months Ended
	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	June 30, 2016
Reconciliation of Net Cash from Operating Activities to Distributable Cash Flow:
Net cash from operating activities (d)	$138	$108	$161	$91	$498
Changes in assets and liabilities	(18)	11	(11)	42	24
Predecessor impact	3	(8)	—	—	(5)
Maintenance capital expenditures (e)	(12)	(17)	(10)	(14)	(53)
Reimbursement for maintenance capital expenditures (e)	1	5	4	10	20
Net earnings attributable to noncontrolling interest (f)	(1)	(1)	—	—	(2)
Other adjustments for noncontrolling interest (f)	—	(1)	—	—	(1)
Proceeds from sale of assets, net of gain on asset disposals	—	(1)	—	—	(1)
Adjustments for unconsolidated affiliates (g)	—	8	—	(3)	5
Other (h)	4	2	(2)	—	4
Distributable Cash Flow	$115	$106	$142	$126	$489

Distributions to the partners of TLLP
Limited partner’s distributions on common units	$66	$73	$76	$85	$300
General partner’s distributions	1	2	2	2	7
General partner’s incentive distribution rights	19	22	30	36	107
Total Distributions to be Paid	$86	$97	$108	$123	$414

Distribution Coverage Ratio (j)					1.18x

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